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As filed with the Securities and Exchange Commission on July 24, 2020.

Registration No. 333-239644

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERTEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	23-2081753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2301 Renaissance Blvd
King of Prussia, Pennsylvania 19406
(800) 355-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David DeStefano
President, Chief Executive Officer and Chairperson
Vertex, Inc.
2301 Renaissance Blvd
King of Prussia, Pennsylvania 19406
(800) 355-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe Joel H. Trotter Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Bryan T. R. Rowland Vertex, Inc. 2301 Renaissance Blvd King of Prussia, PA 19406 (800) 355-3500	Gregory A. Fernicola Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A common stock, $0.001 par value per share	24,322,500	$16.00	$389,160,000	$50,512.97

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Includes the additional shares that the underwriters have the option to purchase from the Registrant.

(3)
Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Vertex, Inc. is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-239644) solely to file Exhibits 1.1, 4.1 and 4.2 and to update previously filed Exhibits 3.1 and 10.15. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the preliminary prospectus or Items 14, 15 or 17 of Part II to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering and sale of the Class A common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee and the exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$50,513
FINRA filing fee	58,874
Exchange listing fee	25,000
Printing and engraving expenses	250,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	1,700,000
Transfer agent and registrar fees and expenses	450,000
Miscellaneous expenses	810,613

Total	$6,345,000

Item 14.    Indemnification of Directors and Officers

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We expect to adopt an amended and restated certificate of incorporation, or Amended Charter, which will become effective upon the consummation of this offering, and which will provide that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon consummation of this offering, our Amended Charter and our amended and restated bylaws, or Amended Bylaws, will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended Charter and Amended Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

        We have entered into indemnification agreements with each of our directors. Prior to the consummation of this offering, we entered into separate indemnification agreements with each of our executive officers. Each indemnification agreement provides, or will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended Charter and Amended Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended Charter and Amended Bylaws.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold by us since January 1, 2017:

2007 Plan-Related Issuances

        From January 1, 2017 through February 5, 2020, we granted to our directors, officers and employees 1,950,331 SARs as the long term equity incentive component of our compensation program under the 2007 Plan. The SARs generally entitle their holder, upon exercise, to receive from us an amount in cash equal to the appreciation of the shares subject to the award between the grant date and the exercise date. In connection with this offering, holders of outstanding SARs were offered the opportunity to amend outstanding SARs, whether vested or unvested, so that they become options to purchase shares of our Class A common stock. These options will cover an equal number of shares as the amended SARs and have an exercise price per share equal to the base price of an amended SAR, subject to any stock split that occurs in connection with this offering. The SARs granted between January 1, 2017 and February 5, 2020 have exercise prices ranging from $8.00 to $14.10 under our 2007 Plan prior to giving effect to the stock split to be effectuated in connection with this offering.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. All recipients had adequate access, through their relationships with us, to information about us. The issuance of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b)
Financial Statement Schedules.

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 INDEX TO EXHIBITS

        The following exhibits are filed as part of this registration statement.

Exhibit No.
1.1		Form of Underwriting Agreement.
3.1		Form of Amended and Restated Certificate of Incorporation of Vertex, Inc.
3.2	**	Form of Amended and Restated Bylaws of Vertex, Inc.
4.1		Specimen Stock Certificate evidencing the shares of Class A common stock.
4.2		Form of Third Amended and Restated Stockholders' Agreement.
5.1	**	Opinion of Latham & Watkins LLP.
10.1	**	Credit Agreement by and among Vertex, Inc., the guarantors party thereto, PNC Bank, National Association, and the lenders party thereto, dated as of March 31, 2020.
10.2	**	First Amendment to Loan Documents, by and among Vertex, Inc., the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, dated as of April 3, 2020.
10.3	#**	Form of Indemnification Agreement between Vertex, Inc. and each of its Executive Officers and Directors.
10.4	**	2007 Stock Appreciation Rights Plan
10.5	#**	Form of Executive Employment Agreement, as amended and restated, by and between Vertex, Inc. and Lisa Butler.
10.6	#**	Executive Employment Agreement, as amended and restated, by and between Vertex, Inc. and David DeStefano.
10.7	#**	Form of Executive Employment Agreement, as amended and restated, by and between Vertex, Inc. and Bryan Rowland.
10.8	#**	Form of Executive Employment Agreement, as amended and restated, by and between Vertex, Inc. and John Schwab.
10.9	**	Form of S Corporation Termination and Tax Sharing Agreement.
10.10	#**	Vertex Inc. & Subsidiaries 2010 Long-Term Rewards Plan
10.11	#**	Vertex Inc. & Subsidiaries 2018 Long-Term Rewards Plan
10.12	#**	Form of Stock Option Amendment Agreement
10.13	#**	Form of Option Award Agreement under 2020 Incentive Award Plan for Amended Options
10.14	#**	Form of Option Award Agreement under 2020 Incentive Award Plan for Amended Stock Appreciation Rights
10.15	#	Vertex, Inc. 2020 Incentive Award Plan
10.16	#**	Form of Option Award Agreement under 2020 Incentive Award Plan
10.17	#**	Form of Restricted Stock Award Agreement under 2020 Incentive Award Plan
10.18	#**	Form of Restricted Stock Unit Award Agreement under 2020 Incentive Award Plan

Exhibit No.
10.19	#**	Form of Stock Award Agreement under 2020 Incentive Award Plan
10.20	#**	Form of Option Transfer Agreement
10.21	#**	Vertex, Inc. 2020 Employee Stock Purchase Plan
10.22	#**	Vertex, Inc. Non-Employee Director Compensation Program
16.1	**	Letter of Baker Tilly Virchow Krause, LLP to the Securities and Exchange Commission.
21.1	**	List of Subsidiaries.
23.1	**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	**	Consent of Crowe LLP.
24.1	**	Powers of Attorney (included on the signature pages).

**
Previously filed.

#
Indicates a management contract or compensatory plan.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, state of Pennsylvania, on July 24, 2020.

Vertex, Inc.
By:	/s/ DAVID DESTEFANO David DeStefano President, Chief Executive Officer and Chairperson

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID DESTEFANO David DeStefano	President, Chief Executive Officer and Chairperson (Principal Executive Officer)	July 24, 2020
/s/ JOHN SCHWAB John Schwab	Chief Financial Officer (Principal Financial Officer)	July 24, 2020
** Lisa Butler	Chief Accounting Officer (Principal Accounting Officer)	July 24, 2020
** Eric Andersen	Director	July 24, 2020
** Terrence Kyle	Director	July 24, 2020
** Kevin Robert	Director	July 24, 2020
** J. Richard Stamm	Director	July 24, 2020

Signature		Title	Date

** Amanda Westphal Radcliffe		Director	July 24, 2020
** Stefanie Westphal Thompson		Director	July 24, 2020
** Jeffrey Westphal		Director	July 24, 2020
**By:	/s/ DAVID DESTEFANO David DeStefano Attorney-in-Fact

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EXPLANATORY NOTE
PART II
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
INDEX TO EXHIBITS
SIGNATURES